INFORMATION FOR RELEASE

MuniMae Closes Glaser Acquisition

BALTIMORE (July 1, 2005)- MuniMae (NYSE:MMA) announced today that it has closed on the previously announced purchase of Glaser Financial Group, Inc. (“Glaser”). Assuming certain performance metrics are achieved, the acquisition price will be approximately $67 million payable in a combination of cash and stock.

The initial cash purchase price is being financed in large part with long-term financing that was put in place earlier this week. On June 28, 2005, MMA Financial Holdings, Inc., a subsidiary of MuniMae, sold approximately $39 million of 30-year trust preferred securities, through a subsidiary trust at a fixed rate of 7.62%1.

Glaser arranges financing predominantly in the upper Midwest for multifamily, senior housing and commercial real estate through Fannie Mae DUSTM, Freddie Mac, HUD/FHA, conventional and conduit funding sources. Glaser’s current $3.5 billion servicing portfolio is comprised of approximately 64,000 units and includes both insured and uninsured taxable loans and tax-exempt bond issues.

MuniMae President and CEO Michael Falcone stated, “This acquisition adds significant scale to our existing mortgage banking business and strengthens our relationship with two of our most important capital partners, Fannie Mae and Freddie Mac.” He added, “We are pleased to announce that we have financed a significant portion of the Glaser acquisition with long-term, fixed rate financing at a very attractive price.”

Glaser will operate as part of MMA Financial, LLC, one of the operating subsidiaries of MuniMae, and will continue under the leadership of David Williams, Glaser’s current Chief Executive Officer. Mr. Williams will report directly to Gary Mentesana, Executive Vice President and Head of the Debt Group for MuniMae.

Gary Mentesana stated, “We are extremely fortunate to have acquired such a great business and look to immediately integrate Glaser into our existing mortgage banking platform.” He added, “Glaser’s Midwest focus is an excellent complement to our geographically diverse national servicing portfolio and, after the acquisition, assets under management for the entire company will exceed $15 billion.”

About MuniMae

MuniMae and its subsidiaries provide debt and equity financing to developers of multifamily housing and other real estate investments. As of March 31, 2005, assets under management totaled $11.9 billion secured by 2,376 properties containing 249,276 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when

[1]	The trust preferred securities are fixed at 7.62% for 10 years, at which point they will convert to a floating rate at a spread to LIBOR thereafter.

passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any of its affiliates.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.munimae.com

Contacts
Investor Relations
  Angela Richardson, 888/788-3863